Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to this Registration Statement on Form S-1 of our report dated December 2, 2025, which includes an explanatory paragraph relating to United Acquisition Corp I ability to continue as a going concern, relating to the financial statements of United Acquisition Corp I as of October 31, 2025 and for the period from October 22, 2025 (inception) through October 31, 2025, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
January 23, 2026